UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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Compellent Technologies, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 31, 2011
COMPELLENT TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

001-33685	37-1434895
(Commission File Number)	(IRS Employer Identification No.)
7625 Smetana Lane
Eden Prairie, MN 55344
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (952) 294-3300
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Amendment to Agreement and Plan of Merger
          On January 31, 2011, a Memorandum of Understanding (the “MOU”) was reached relating to several putative class action lawsuits that had been filed and subsequently consolidated in the Delaware Court of Chancery and the State of Minnesota District Court, Fourth Judicial District in the County of Hennepin, against the members of the board of directors of Compellent Technologies, Inc., a Delaware corporation (“Compellent”), Dell Inc. (“Dell”) and Dell’s subsidiaries, Dell International, L.L.C., a Delaware limited liability company (“Dell International”) and Dell Trinity Holdings Corp., a Delaware corporation and a wholly-owned subsidiary of Dell International (“Merger Sub”) (collectively, the “Defendants”). In connection with the MOU, on January 31, 2011, Compellent, Dell International and Merger Sub entered into an amendment (the “Merger Agreement Amendment”) to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 12, 2010, among Dell International, Merger Sub and Compellent. The Merger Agreement Amendment reflects the agreement of the parties to the MOU described in more detail below under Item 8.01 which description is incorporated herein by reference. The board of directors of Compellent approved the Merger Agreement Amendment and determined that the Merger Agreement Amendment is advisable and fair to and in the best interests of Compellent and Compellent’s stockholders.
          Other than as provided in the Merger Agreement Amendment, the Merger Agreement, as filed with the Securities and Exchange Commission (“SEC”) on December 16, 2010 as Exhibit 2.1 to Compellent’s Current Report on Form 8-K, remains in full force and effect as originally executed on December 12, 2010. The foregoing description of the Merger Agreement Amendment and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement Amendment, a copy of which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.
Amendment to Voting and Support Agreements
          On January 31, 2011, in connection with the Merger Agreement Amendment, Dell International and certain stockholders of Compellent, including certain affiliates of its directors and certain executive officers, entered into amendments (the “Support Agreement Amendments”) to the Voting and Support Agreements (the “Support Agreements”), dated as of December 12, 2010, between Dell International and such stockholders. Under the Support Agreement Amendments, the stockholders referred to above agreed that such stockholders’ obligations under the Support Agreements with respect to the Merger Agreement shall apply to the Merger Agreement as it has been or may be amended from time to time, including pursuant to the Merger Agreement Amendment described above.
          Other than as provided in the Support Agreement Amendments, the Support Agreements, a form of which was filed with the SEC on December 16, 2010 as Exhibit 2.2 to Compellent’s Current Report on Form 8-K, remain in full force and effect as originally executed on December 12, 2010. The foregoing description of the Support Agreement Amendments does not purport to be complete and is qualified in its entirety by reference to the form of Support Agreement Amendment, a copy of which is attached hereto as Exhibit 2.2 and incorporated herein by reference.
Item 3.03. Material Modification to Rights of Security Holders.
          Pursuant to the Merger Agreement, on December 15, 2010, Compellent adopted a stockholder rights plan (the “Rights Plan”) in the form previously approved by Dell International. In connection with the MOU, on January 31, 2011, the board of directors of Compellent approved the redemption, at a redemption price of $0.001 per right to be paid in cash subject to the terms and conditions of the Rights Plan, of all outstanding rights pursuant to the Rights Plan.

Item 8.01. Other Events.
          On January 31, 2011, the Defendents entered into the MOU with the plaintiffs in several putative class action lawsuits that had been filed and subsequently consolidated in the Delaware Court of Chancery and the State of Minnesota District Court, Fourth Judicial District in the County of Hennepin to settle the lawsuits, subject to court approval. In the MOU, the Defendants agreed that:
•	Dell and Compellent will amend Section 4.2(e) (Operation of the Company’s Business) of the Merger Agreement to eliminate the requirement that Compellent have a stockholder rights plan and Compellent will redeem the rights outstanding under the Rights Plan and that this amendment will not give Dell the right to terminate the Merger Agreement or receive a termination fee under the Merger Agreement.

•	Dell and Compellent will amend Section 4.3 (No Solicitation) of the Merger Agreement, which includes the following exemplary changes: (a) Compellent and Dell agree that Compellent will not be required to enter into a standstill agreement with future bidders, if any; (b) Compellent and Dell will agree to eliminate or shorten certain time periods regarding future bids, if any; (c) Compellent and Dell will agree to reword the determination that must be made in order for Compellent’s board of directors to enter into discussions or negotiations or share confidential non-public information with a potential bidder; (d) Compellent and Dell will agree to modify the type of information that Compellent would be required to supply to Dell relating to a future bid, if any; and (e) Compellent and Dell agree to revise the applicability of subsection (g) relating to a breach of Sections 4.3 (No Solicitation) and 5.2 (Company Stockholders’ Meeting) of the Merger Agreement.

•	Compellent and Dell will revise the definition in the Merger Agreement of “Triggering Event”, which includes the following exemplary changes: (a) Compellent and Dell will agree to eliminate the reaffirmation of the board recommendation upon request provision; (b) Compellent and Dell will agree to delete the triggers relating to the Rights Plan and the standstill provision previously set forth in Section 4.3 (No Solicitation); and (c) Compellent and Dell will agree to add a materiality condition to subsection (f), relating to a breach of Section 4.3 (No Solicitation).

•	Compellent and Dell will amend the Merger Agreement to provide that the termination fee referred to in Sections 8.3(c) and 8.3(d) of the Merger Agreement will be reduced to $31,100,000.

•	Compellent will agree to delay the meeting of the stockholders for the stockholder vote to approve the adoption of the Merger Agreement with respect to the merger (the “Merger”) so that it does not occur prior to 21 days from the date the terms set forth in the preceding bullet points are disclosed to the public on a Current Report on Form 8-K.

•	Compellent will make certain additional disclosures on a Current Report on Form 8-K which are required to be filed with the SEC no later than February 3, 2011. These disclosures are attached as Exhibit 99.1 hereto and incorporated herein by reference.
As a result of the MOU, Compellent expects the special meeting date to approve the adoption of the Merger Agreement (the “Special Meeting”) to be postponed until February 22, 2011 and intends to file a proxy supplement advising stockholders of the details relating to this postponement of the Special Meeting.
Compellent and the other Defendants have vigorously denied, and continue to vigorously deny, any wrongdoing or liability with respect to the facts and claims asserted, or which could have been asserted, in the lawsuits described above. The settlement contemplated by the MOU is not, and should not be construed as, an admission of wrongdoing or liability by any Defendant. However, to avoid the risk of delaying or otherwise imperiling the Merger, and to provide additional information to Compellent’s stockholders, Compellent and its directors agreed to the MOU described above. The parties considered it desirable that these actions be settled to avoid the substantial burden, expense, risk, inconvenience and distraction of continued litigation and to fully and finally resolve the matter.
Cautionary Statement Regarding Forward-Looking Statements
          Statements in this Current Report on Form 8-K that relate to future results and events are forward-looking statements made within the meaning of Section 21E of the Securities Exchange Act of 1934 based on Compellent’s current expectations regarding the Merger transaction. Actual results and events in future periods may differ materially from those expressed or implied by these forward-looking statements because of a number of risks, uncertainties and other factors. There can be no assurances that the Merger will be consummated. Such forward-looking statements are not guarantees of future events. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors: the stockholders of Compellent may not adopt the Merger Agreement, as amended; the parties may be unable to obtain governmental and regulatory approvals required for the Merger, or required governmental and regulatory approvals may delay the Merger or result in the imposition of conditions that could cause the parties to abandon the Merger; the parties may be unable to complete the Merger because, among other reasons, conditions to the closing of the Merger may not be satisfied or waived; the possibility that a court could enjoin the Merger; the possibility that the expected synergies from the proposed Merger will not be realized, or will not be realized within the anticipated time period, or the risk that the businesses will not be integrated successfully; the possibility of disruption from the Merger making it more difficult to maintain business and operational relationships; developments beyond the parties’ control, including but not limited to, changes in domestic or global economic conditions, competitive conditions and consumer preferences; and other risks that are described in Compellent’s Annual Report on Form 10-K for the year ended December 31, 2009 and in its subsequently filed reports with the SEC, including the proxy statement and any supplements thereto relating to the Merger. Compellent undertakes no obligation to update these forward-looking statements except to the extent otherwise required by law.
Important Additional Information
          Compellent filed with the SEC a definitive proxy statement on January 14, 2011, intends to file a supplement to the proxy statement with the SEC regarding the MOU and intends to file with the SEC other relevant materials in connection with the Merger. The definitive proxy statement has been sent or given to the stockholders of Compellent. INVESTORS AND STOCKHOLDERS OF COMPELLENT ARE ADVISED TO READ THE PROXY STATEMENT, ANY SUPPLEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES THERETO.
          Investors and stockholders may obtain free copies of the proxy statement, the supplement(s) and other documents filed by the parties (when available), at the SEC’s website at www.sec.gov or at Compellent’s website at www.compellent.com/investors. The proxy statement, the supplement(s) and such other documents may also be obtained, when available, for free from Compellent by directing such request to Investor Relations, 7625 Smetana Lane, Eden Prairie, MN 55344-3712, telephone: (952) 294-3300.
          Compellent, Dell and their respective directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies from Compellent’s stockholders in connection with the proposed transaction. Further, such parties may have direct or indirect interests in the Merger due to, among other things, securities holdings, pre-existing or future indemnification arrangements, vesting of equity awards, or rights to severance payments in connection with the merger. Information concerning the interests of these persons is set forth in the proxy statement relating to the transaction.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit	Description

2.1	Amendment No. 1 to Agreement and Plan of Merger, dated as of January 31, 2011, by and among Dell International L.L.C., Dell Trinity Holdings Corp. and Compellent Technologies, Inc.

2.2	Form of Amendment No. 1 to Voting and Support Agreement entered into between Dell International L.L.C. and the following stockholders of Compellent Technologies, Inc.: Entities Affiliated with El Dorado Ventures, Entities Affiliated with Crescendo Ventures, Lawrence E. Aszmann, John P. Guider and Entities Affiliated with John P. Guider and Philip E. Soran and Entities Affiliated with Philip E. Soran.

99.1	Additional Disclosures to Stockholders.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Compellent Technologies, Inc.
Date: February 1, 2011	By:	/s/ John R. Judd
John R. Judd
Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

2.1	Amendment No. 1 to Agreement and Plan of Merger, dated as of January 31, 2011, by and among Dell International L.L.C., Dell Trinity Holdings Corp. and Compellent Technologies, Inc.

2.2	Form of Amendment No. 1 to Voting and Support Agreement entered into between Dell International L.L.C. and the following stockholders of Compellent Technologies, Inc.: Entities Affiliated with El Dorado Ventures, Entities Affiliated with Crescendo Ventures, Lawrence E. Aszmann, John P. Guider and Entities Affiliated with John P. Guider and Philip E. Soran and Entities Affiliated with Philip E. Soran.

99.1	Additional Disclosures to Stockholders.

Exhibit 2.1
AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER
          This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment No. 1”), dated as of January 31, 2011, by and among Dell International L.L.C., a Delaware limited liability company (“Parent”), Dell Trinity Holdings Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Compellent Technologies, Inc., a Delaware corporation (the “Company”), amends the Agreement and Plan of Merger, dated as of December 12, 2010, by and among Parent, Merger Sub and the Company (the “Merger Agreement”).
R E C I T A L S
          A. Whereas, the Company and Parent are defendants in In re Compellent Technologies, Inc. Shareholder Litig., C.A. No. 6084 (Del. Ch.), Espinoza v. Compellent Technologies, Inc. et al., Case No. 27-cv-10-28858 (Minn. 4th Judicial District) and Jones v. Black, et al., Case No. 27-cv-10-28404 (Minn. 4th Judicial District) (collectively, the “Compellent Litigation”).
          B. Whereas, in connection with the settlement of the Compellent Litigation, Parent, the Company and various other parties have entered into that certain Memorandum of Understanding, dated as of January 31, 2011 (the “Settlement MOU”).
          C. Whereas, the Settlement MOU provides, among other things, that the parties hereto will amend the Merger Agreement as provided for in this Amendment No. 1.
          D. Whereas, Section 9.1 of the Merger Agreement provides that the Merger Agreement may be amended with the approval of the respective boards of directors of the Company and Merger Sub and that such amendment be by an instrument in writing signed on behalf of each of the parties hereto.
          E. Whereas, the respective boards of directors of the Company and Merger Sub have approved this Amendment No. 1.
A G R E E M E N T
          NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company agree as follows:
          1. Section 4.2(e) of the Merger Agreement is hereby deleted in its entirety. Promptly after the date of this Amendment No. 1, the Company shall redeem all rights issued under the stockholder rights plan referred to in former Section 4.2(e) of the Merger Agreement (the “Rights Redemption”). The Rights Redemption shall not, in and of itself, give Parent any right to terminate the Merger Agreement or receive a termination fee under the Merger Agreement.

          2. Section 4.3 of the Merger Agreement is hereby amended and restated in its entirety to read as set forth on ANNEX I-A hereto. For the avoidance of doubt, the changes to Section 4.3 of the Merger Agreement are reflected in ANNEX I-B hereto.
          3. Sections 8.3(c) and 8.3(d) of the Merger Agreement are hereby amended by replacing the references to “$37,000,000” therein with “$31,100,000”.
          4. The definition of “Triggering Event”, as set forth in Exhibit A to the Merger Agreement, is hereby amended and restated in its entirety to read as set forth on ANNEX II-A hereto. For the avoidance of doubt, the changes to the definition of “Triggering Event”, as set forth in Exhibit A to the Merger Agreement, are reflected in ANNEX II-B hereto.
          5. Pursuant to Section 5.2(e) of the Merger Agreement, Parent hereby consents to the postponement of the Company Stockholder Meeting until 21 days from the date on which disclosure, in a manner consistent with the requirements of the Settlement MOU, of the terms set forth in Paragraph 1 of the Settlement MOU is filed on a Current Report on Form 8-K with the Securities and Exchange Commission. The foregoing consent does not constitute an amendment to Section 5.2(e) of the Merger Agreement, which remains in full force and effect.
          6. Unless the context otherwise requires, the term “Agreement” as used in the Merger Agreement shall be deemed to refer to the Merger Agreement as amended hereby.
          7. This Amendment No. 1 shall be effective as of the date first written above, as if executed on such date. Except as amended hereby, the Merger Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.
          8. This Amendment No. 1 may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Amendment No. 1 (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms of this Amendment No. 1.
          9. This Amendment No. 1 shall be deemed to be a contract made under the laws of the State of Delaware and shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
[The remainder of this page has been intentionally left blank]

2

          IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to be duly executed as of the date first written above.

DELL INTERNATIONAL L.L.C.
By:	/s/ Janet B. Wright
	Name:	Janet B. Wright
	Title:	Vice President and Assistant Secretary

DELL TRINITY HOLDINGS CORP.
By:	/s/ Janet B. Wright
	Name:	Janet B. Wright
	Title:	Vice President and Assistant Secretary

COMPELLENT TECHNOLOGIES, INC.
By:	/s/ Philip E. Soran
	Name:	Philip E. Soran
	Title:	President and Chief Executive Officer

ANNEX I-A
     4.3 No Solicitation.
          (a) The Company shall not and shall ensure that the other Acquired Corporations do not, and the Company shall not permit any Person that is a Representative of any of the Acquired Corporations to, directly or indirectly: (i) solicit, initiate or knowingly encourage, assist, induce or facilitate the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry (including by approving any transaction, or approving any Person becoming an “interested stockholder,” for purposes of Section 203 of the DGCL) or take any other action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish or otherwise provide access to any non-public information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; or (iv) resolve or publicly propose to take any of the actions referred to in clause “(i),” “(ii)” or “(iii)” of this sentence.
          (b) Notwithstanding anything to the contrary contained in Section 4.3(a), prior to the adoption of this Agreement by the Requisite Stockholder Approval, the Company may furnish non-public information regarding the Acquired Corporations to, and may enter into discussions or negotiations with, any Person in response to an unsolicited, bona fide, written Acquisition Proposal that is submitted to the Company by such Person (and not withdrawn) if: (i) neither any Acquired Corporation nor any Representative of any Acquired Corporation shall have breached or taken any action inconsistent with any of the provisions set forth in this Section 4.3, in Section 5.2 or in the Confidentiality Agreement; (ii) the board of directors of the Company determines in good faith, after having consulted with an independent financial advisor of nationally recognized reputation and the Company’s outside legal counsel, that such Acquisition Proposal constitutes, or could (after review by such Person of confidential information and after negotiations between such Person and the Company) reasonably be expected to lead to, a Superior Offer; (iii) the board of directors of the Company determines in good faith, after having consulted with the Company’s outside legal counsel, that the failure to take such action would constitute a breach by the Company’s board of directors of its fiduciary obligations to the Company’s stockholders under applicable Delaware law; (iv) prior to furnishing any such non-public information to, or entering into discussions or negotiations with, such Person, the Company (A) gives Parent written notice of the identity of such Person and of the Company’s intention to furnish non-public information to, or enter into discussions or negotiations with, such Person, (B) receives from such Person, and delivers to Parent a copy of, an executed confidentiality agreement containing (1) customary limitations on the use and disclosure of all non-public written and oral information furnished to such Person by or on behalf of the Acquired Corporations, (2) a provision (that the Company determines in good faith to be customary in scope) prohibiting the solicitation by such Person and its Affiliates and their respective Representatives of employees of any of the Acquired Corporations for a period of 275 days, subject to customary exceptions, and (3) other provisions no less favorable to the Company than the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement; and (v) prior to furnishing any material non-public information to such Person, the Company furnishes such non-public information to Parent (to the extent such non-public information has not been previously furnished by the Company to Parent).
          (c) If the Company, any other Acquired Corporation or any Representative of any Acquired Corporation receives an Acquisition Proposal or Acquisition Inquiry, then the Company shall promptly (and in no event later than 24 hours after receipt of such Acquisition Proposal or Acquisition Inquiry) (i) advise Parent in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the material terms and conditions thereof) and (ii) provide Parent with copies of all documents and written communications (and written summaries of all material oral communications) received or transmitted by any Acquired Corporation or any Representative of any Acquired Corporation relating directly or

I-A-1

indirectly to such Acquisition Proposal or Acquisition Inquiry. The Company shall keep Parent reasonably informed with respect to the status of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto.
          (d) The Company shall, and shall ensure that the other Acquired Corporations and each Person that is a Representative of any of the Acquired Corporations, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person relating to any Acquisition Proposal or Acquisition Inquiry.
          (e) The Company (i) agrees that it will not, and shall ensure that each other Acquired Corporation will not, release or permit the release of any Person from, or amend, waive or permit the amendment or waiver of any provision of, any confidentiality, non-solicitation, no-hire, “standstill” or similar agreement or provision to which any of the Acquired Corporations is or becomes a party or under which any of the Acquired Corporations has or acquires any rights, and (ii) will use its commercially reasonable efforts to enforce or cause to be enforced each such agreement or provision at the request of Parent; provided, however, that the Company may release a Person from, or amend or waive any provision of, any such “standstill” agreement or provision if (1) neither any Acquired Corporation nor any Representative of any Acquired Corporation shall have breached or taken any action inconsistent with any of the provisions set forth in Section 4.3, in Section 5.2 or in the Confidentiality Agreement, (2) the Company’s board of directors determines in good faith, after having consulted with an independent financial advisor of nationally recognized reputation and the Company’s outside legal counsel, that the failure to release such Person from such agreement or provision, the failure to amend such agreement or the failure to waive such provision would constitute a breach by the Company’s board of directors of its fiduciary obligations to the Company’s stockholders under applicable Delaware law, and (3) the Company provides Parent with written notice of the Company’s intent to take such action at least two business days before taking such action.
          (f) Promptly after the date of this Agreement, the Company shall request each Person that has executed a confidentiality or similar agreement in connection with such Person’s consideration of a possible Acquisition Proposal or investment in any Acquired Corporation to return or destroy all confidential information previously furnished to such Person by or on behalf of any of the Acquired Corporations.
          (g) The Company acknowledges and agrees that: (i) any action inconsistent with any provision set forth in this Section 4.3 or Section 5.2 that is taken by any officer, director or financial advisor of or to any of the Acquired Corporations, whether or not such officer, director or financial advisor is purporting to act on behalf of any of the Acquired Corporations, shall be deemed to constitute a breach of such provision by the Company; and (ii) any action inconsistent in any material respect with any provision set forth in Section 4.3 or Section 5.2 that is taken by any other Representative of any of the Acquired Corporations, whether or not such Representative is purporting to act on behalf of any of the Acquired Corporations, shall be deemed to constitute a breach of such provision by the Company.

I-A-2

ANNEX II-A
Triggering Event. A “Triggering Event” shall be deemed to have occurred if: (a) the board of directors of the Company or any committee thereof shall have made a Recommendation Change; (b) the board of directors of the Company or any committee thereof, or any Acquired Corporation or Representative of any Acquired Corporation, shall have taken, authorized or publicly proposed any of the actions referred to in Section 5.2(c) of the Agreement; (c) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement; (d) a tender or exchange offer relating to shares of Company Common Stock shall have been commenced and the Company shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; (e) an Acquisition Proposal shall have been publicly announced, and the Company shall have failed to issue a press release that reaffirms unanimously the Company Board Recommendation within five business days after such Acquisition Proposal is publicly announced; (f) any of the Acquired Corporations or any Representative of any of the Acquired Corporations shall have breached in any material respect, or taken any action inconsistent in any material respect with, any of the provisions set forth in Section 4.3 of the Agreement; or (g) the Company (i) releases any Person from, or amends or waives any provision of, any “standstill” agreement or provision, or (ii) delivers a notice to Parent pursuant to clause “(3)” of the proviso to Section 4.3(e) of the Agreement.

II-A-1

ANNEX I-B
     4.3 No Solicitation.
          (a) The Company shall not and shall ensure that the other Acquired Corporations do not, and the Company shall not permit any Person that is a Representative of any of the Acquired Corporations to, directly or indirectly: (i) solicit, initiate or knowingly encourage, assist, induce or facilitate the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry (including by approving any transaction, or approving any Person becoming an “interested stockholder,” for purposes of Section 203 of the DGCL) or take any other action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish or otherwise provide access to any non-public information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; or (iv) resolve or publicly propose to take any of the actions referred to in clause “(i),” “(ii)” or “(iii)” of this sentence.
          (b) Notwithstanding anything to the contrary contained in Section 4.3(a), prior to the adoption of this Agreement by the Requisite Stockholder Approval, the Company may furnish non-public information regarding the Acquired Corporations to, and may enter into discussions or negotiations with, any Person in response to an unsolicited, bona fide, written Acquisition Proposal that is submitted to the Company by such Person (and not withdrawn) if: (i) neither any Acquired Corporation nor any Representative of any Acquired Corporation shall have breached or taken any action inconsistent with any of the provisions set forth in this Section 4.3, in Section 5.2 or in the Confidentiality Agreement; (ii) the board of directors of the Company determines in good faith, after having consulted with an independent financial advisor of nationally recognized reputation and the Company’s outside legal counsel, that such Acquisition Proposal constitutes ~~or is reasonably likely to result in~~, or could (after review by such Person of confidential information and after negotiations between such Person and the Company) reasonably be expected to lead to, a Superior Offer; (iii) the board of directors of the Company determines in good faith, after having consulted with the Company’s outside legal counsel, that the failure to take such action would constitute a breach by the Company’s board of directors of its fiduciary obligations to the Company’s stockholders under applicable Delaware law; (iv) ~~at least two business days~~ prior to furnishing any such non-public information to, or entering into discussions or negotiations with, such Person, the Company (A) gives Parent written notice of the identity of such Person and of the Company’s intention to furnish non-public information to, or enter into discussions or negotiations with, such Person, (B) receives from such Person, and delivers to Parent a copy of, an executed confidentiality agreement ~~(which the Company will be permitted to negotiate with such Person during the two business-day notice period referred to in this clause “(ii)”)~~ containing (1) customary limitations on the use and disclosure of all non-public written and oral information furnished to such Person by or on behalf of the Acquired Corporations, (2) a provision (that the Company determines in good faith to be customary in scope) prohibiting the solicitation by such Person and its Affiliates and their respective Representatives of employees of any of the Acquired Corporations for a period of 275 days, subject to customary exceptions, and (3) ~~a customary “standstill” provision (that does not contain any “sunset” or “fall-away” clause or any other clause or provision pursuant to which such “standstill” provision or any portion thereof may be suspended or may terminate prior to the expiration of its full term) prohibiting such Person and its Affiliates and their respective Representatives (to the extent such Representatives are acting on behalf of or at the direction of such Person or any of its Affiliates), for a period of 275 days, from acquiring voting securities of the Company, making Acquisition Proposals to or with respect to any Acquired Corporation, commencing a tender or exchange offer with respect to any voting securities of the Company, initiating or participating in a proxy contest or consent solicitation relating to the Company or assisting, proposing or knowingly facilitating any of the foregoing, and (4)~~ other provisions no less favorable to the Company than the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement; and (v) ~~at least 24 hours~~ prior to furnishing any material non-public information to such

I-B-1

Person, the Company furnishes such non-public information to Parent (to the extent such non-public information has not been previously furnished by the Company to Parent).
          (c) If the Company, any other Acquired Corporation or any Representative of any Acquired Corporation receives an Acquisition Proposal or Acquisition Inquiry, then the Company shall promptly (and in no event later than 24 hours after receipt of such Acquisition Proposal or Acquisition Inquiry) (i) advise Parent in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the material terms and conditions thereof) and (ii) provide Parent with copies of all documents and written communications (and written summaries of all material oral communications) received or transmitted by any Acquired Corporation or any Representative of any Acquired Corporation ~~setting forth the terms and conditions of, or otherwise~~ relating directly or indirectly to~~,~~ such Acquisition Proposal or Acquisition Inquiry. The Company shall keep Parent reasonably informed with respect to the status of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto~~, and shall promptly (and in no event later than 24 hours after transmittal or receipt of any correspondence or communication) provide Parent with a copy of any correspondence or written communication (and a written summary of any oral communication) between (A) any Acquired Corporation or any Representative of any Acquired Corporation and (B) the Person that made or submitted such Acquisition Proposal or Acquisition Inquiry, or any Representative of such Person~~.
          (d) The Company shall, and shall ensure that the other Acquired Corporations and each Person that is a Representative of any of the Acquired Corporations, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person relating to any Acquisition Proposal or Acquisition Inquiry.
          (e) The Company (i) agrees that it will not, and shall ensure that each other Acquired Corporation will not, release or permit the release of any Person from, or amend, waive or permit the amendment or waiver of any provision of, any confidentiality, non-solicitation, no-hire, “standstill” or similar agreement or provision to which any of the Acquired Corporations is or becomes a party or under which any of the Acquired Corporations has or acquires any rights ~~(including the “standstill” provision contained in any confidentiality agreement entered into by the Company pursuant to clause “(iv)(B)” of Section 4.3(b))~~, and (ii) will use its commercially reasonable efforts to enforce or cause to be enforced each such agreement or provision at the request of Parent; provided, however, that the Company may release a Person from, or amend or waive any provision of, any such “standstill” agreement or provision if (1) neither any Acquired Corporation nor any Representative of any Acquired Corporation shall have breached or taken any action inconsistent with any of the provisions set forth in Section 4.3, in Section 5.2 or in the Confidentiality Agreement, (2) the Company’s board of directors determines in good faith, after having consulted with an independent financial advisor of nationally recognized reputation and the Company’s outside legal counsel, that the failure to release such Person from such agreement or provision, the failure to amend such agreement or the failure to waive such provision would constitute a breach by the Company’s board of directors of its fiduciary obligations to the Company’s stockholders under applicable Delaware law, and (3) the Company provides Parent with written notice of the Company’s intent to take such action at least ~~four~~two business days before taking such action.
          (f) Promptly after the date of this Agreement, the Company shall request each Person that has executed a confidentiality or similar agreement in connection with such Person’s consideration of a possible Acquisition Proposal or investment in any Acquired Corporation to return or destroy all confidential information previously furnished to such Person by or on behalf of any of the Acquired Corporations.

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          (g) The Company acknowledges and agrees that: (i) any action inconsistent with any provision set forth in this Section 4.3 or Section 5.2 that is taken by any officer, director or financial advisor of or to any of the Acquired Corporations, whether or not such officer, director or financial advisor is purporting to act on behalf of any of the Acquired Corporations, shall be deemed to constitute a breach of such provision by the Company; and (ii) any action inconsistent in any material respect with any provision set forth in Section 4.3 or Section 5.2 that is taken by any other Representative of any of the Acquired Corporations, whether or not such Representative is purporting to act on behalf of any of the Acquired Corporations, shall be deemed to constitute a breach of such provision by the Company.

I-B-3

ANNEX II-B
Triggering Event. A “Triggering Event” shall be deemed to have occurred if: (a) the board of directors of the Company or any committee thereof shall have made a Recommendation Change; (b) the board of directors of the Company or any committee thereof, or any Acquired Corporation or Representative of any Acquired Corporation, shall have taken, authorized or publicly proposed any of the actions referred to in Section 5.2(c) of the Agreement; (c) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement; (d) ~~the board of directors of the Company shall have failed to reaffirm, unanimously (except for any vote that is not unanimous solely because a director is not present for the vote due to incapacity or because he is not reasonably available to attend a meeting) and publicly, the Company Board Recommendation within five business days after Parent requests that the Company Board Recommendation be reaffirmed publicly; (d)~~ a tender or exchange offer relating to shares of Company Common Stock shall have been commenced and the Company shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer ~~and reaffirming the Company Board Recommendation~~; (e) an Acquisition Proposal shall have been publicly announced, and the Company shall have failed to issue a press release that reaffirms unanimously the Company Board Recommendation within five business days after such Acquisition Proposal is publicly announced; (f) any of the Acquired Corporations or any Representative of any of the Acquired Corporations shall have breached in any material respect, or taken any action inconsistent in any material respect with, any of the provisions set forth in Section 4.3 of the Agreement; or (g) the Company (i~~) fails to adopt the rights plan referred to in Section 4.2(e) of the Agreement, amends such rights plan, waives any provision of such rights plan or redeems any of the rights issued under such rights plan, (ii) delivers a notice to Parent pursuant to clause “(i)(C)” of the proviso to the second sentence of Section 4.2(e) of the Agreement, (iii~~) releases any Person from, or amends or waives any provision of, any “standstill” agreement or provision ~~(including the “standstill” provision contained in any confidentiality agreement entered into pursuant to clause “(iv)(B)” of Section 4.3(b) of the Agreement), or (iv~~, or (ii) delivers a notice to Parent pursuant to clause “(3)” of the proviso to Section 4.3(e) of the Agreement.

II-B-1

Exhibit 2.2
FORM OF AMENDMENT NO. 1 TO VOTING AND SUPPORT AGREEMENT AND
IRREVOCABLE PROXY
          This AMENDMENT NO. 1 TO VOTING AND SUPPORT AGREEMENT AND IRREVOCABLE PROXY (this “Amendment to Support Agreement”), dated as of January 31, 2011, by and between Dell International L.L.C., a Delaware limited liability company (“Parent”), and _____________________ (“Stockholder”), amends (i) the Voting and Support Agreement, dated as of December 12, 2010, to which Parent and Stockholder are parties (the “Support Agreement”) and (ii) the Irrevocable Proxy delivered by Stockholder pursuant to the Support Agreement (the “Proxy”).
R E C I T A L S
          A. Whereas, Parent and Stockholder wish to amend the Support Agreement and the Proxy.
          B. Whereas, Section 8.5 of the Support Agreement provides, among other things, that no addition to or modification of any provision of the Support Agreement shall be binding upon either party thereto unless made in writing and signed by both parties.
          C. Whereas, Parent, Dell Trinity Holdings Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Compellent Technologies, Inc., a Delaware corporation (the “Company”), are amending the Agreement and Plan of Merger, dated as of December 12, 2010, to which they are parties (such amendment being referred to herein as “Amendment No. 1”).
A G R E E M E N T
          NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
          1. For the avoidance of doubt (and without conceding or suggesting that an amendment to the Support Agreement or to the Proxy is needed to accomplish the purpose of this Amendment to Support Agreement), Stockholder hereby acknowledges and agrees that all references in the Support Agreement (including all exhibits thereto) and in the Proxy to the “Merger Agreement” are deemed references to the Agreement and Plan of Merger, dated as of December 12, 2010, by and among Parent, Merger Sub and the Company as the same may have been or may be amended, including pursuant to Amendment No. 1.
          2. Unless the context otherwise requires, the term “Support Agreement” as used in the Support Agreement shall be deemed to refer to the Support Agreement as amended hereby.

          3. This Amendment to Support Agreement shall be effective as of the date first written above, as if executed on such date. Except as amended hereby, the Support Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.
          4. This Amendment to Support Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Amendment to Support Agreement (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms of this Amendment to Support Agreement.
          5. This Amendment to Support Agreement shall be deemed to be a contract made under the laws of the State of Delaware and shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
[The remainder of this page has been intentionally left blank]

2

          IN WITNESS WHEREOF, the parties have caused this Amendment to Support Agreement to be duly executed as of the date first written above.

DELL INTERNATIONAL L.L.C.
By:
Name:
Title:

[NAME OF STOCKHOLDER]
By:
Name:
Title:

Exhibit 99.1
Additional Disclosures to Stockholders Pursuant to the Terms of the MOU
1. Additional disclosures, to be added to the section titled “The Merger — Background of the Merger” beginning on page 15 of the Definitive Proxy Statement filed by Compellent with the SEC on January 14, 2011 (the “Definitive Proxy Statement”).
October 21, 2010 Meeting between Chris Kleiman and Blackstone.
The Blackstone representative and Mr. Kleiman had both planned to attend the dinner, for reasons unrelated to the potential strategic combination between Dell and Compellent. Prior to the dinner, the Blackstone representative informed Mr. Soran of the fact that both he and Mr. Kleiman were scheduled to attend the dinner and asked Mr. Soran whether he should raise the topic of the potential strategic combination with Mr. Kleiman at the dinner. Mr. Soran indicated to the Blackstone representative that he should raise the topic with Mr. Kleiman. Mr. Kleiman also independently contacted the Blackstone representative prior to the dinner and suggested that they meet prior to or after the dinner. They agreed to meet, although prior to meeting, they did not discuss what topics they would cover at their meeting.
December 9, 2010 Joint Press Release by Compellent and Dell.
On the afternoon of December 8, 2010, Mr. Soran called a special meeting of the board of directors to discuss the press release contemplated by Dell. Representatives from Cooley, Morgan Stanley and Blackstone and members of management were present. The advisors discussed with the board of directors their views of the risks relating to the proposed press release. During these discussions, the board of directors understood that if Compellent did not agree to issue a joint release, Dell would issue the press release alone. Dell stated that Compellent’s withdrawal from the Barclay’s conference had increased the rumors and speculation of an acquisition of the Company by Dell, and if Compellent felt that it did not believe it should be speaking publicly about its business, in the absence of public disclosure regarding a potential merger, then Dell should not be put in the position of having to speak to the public without disclosure of the status of discussions with Compellent. In addition, Dell expressed to Compellent’s financial advisors Dell’s belief that, because the trading price had run up based on speculation that Compellent may be acquired and recent analyst reports on the stand-alone value of Compellent in 2011 with target values as high as $40 per share, the lack of accurate information in the market place would likely work to the detriment of many of the concerned parties, including Compellent’s stockholders. The Compellent board of directors also weighed the risk of pre-announcing a deal with Dell before the parties had agreed to all material terms relative to the transaction and the risk of Dell potentially walking away from the potential merger with Compellent, as a result of the run up in the trading price of Compellent’s common stock. The board of directors instructed Mr. Soran, and representatives of the financial and legal advisors, to try to make progress on the terms and conditions of the proposed merger agreement that would create a reasonable amount of certainty for Compellent that the deal would close before the board of directors made a decision on the response to Dell’s request.

Compellent’s Consideration of Other Potentially Interested Parties before and after Dell Expressed Interest in Late August 2010.
Earlier in 2010, Compellent requested that Morgan Stanley and Blackstone mention Compellent in discussions with larger companies in the data storage business or other appropriate technology companies for the purpose of expanding market awareness of Compellent and its product offerings in the course of Morgan Stanley’s and Blackstone’s regular practice of meeting with key players in the technology industry on a periodic basis. Other than Dell, none of the companies that were contacted by either Morgan Stanley or Blackstone subsequently indicated any interest in a strategic transaction with Compellent.
On September 24, 2010, Compellent’s board of directors held a special meeting with representatives from Cooley, Morgan Stanley and Blackstone and members of management present. At the meeting, the board of directors discussed the proposal from Dell and determined that it needed additional time to consider the proposal and to assess whether there were other potential parties interested in acquiring Compellent. A representative from Cooley apprised the board of directors of their fiduciary duties in the context of a potential acquisition. The board of directors determined that it would be appropriate for Compellent’s financial advisors to reach out to a number of other strategic parties who the financial advisors and management believed would be the most likely to have an interest in acquiring Compellent due to the potential acquirers’ product needs or potential synergies to determine whether any of these parties wanted to engage in acquisition discussions before responding to the Dell proposal. None of the contacted parties expressed any interest in pursuing strategic discussions (or any discussions) with Compellent, each expressing different reasons, including, without limitation, recent acquisitions, internal development strategies, existing product offerings in data storage and the difficult timing of a potential transaction with Compellent given other strategic opportunities being pursued by that party.
Cancellation of Compellent’s Attendance at a Barclay’s Analyst Conference on December 8, 2010.
In August Compellent committed to attend an annual analyst conference being sponsored by Barclays. Compellent subsequently commenced in-depth discussions with Dell. As the date of the conference approached, Compellent, after consulting with counsel, determined that it would not be advisable to attend the conference given the status of discussions with Dell and the feasibility of management answering questions accurately without inappropriately disclosing material non-public information about the potential transaction or fueling further market speculation.
2. Additional disclosures, to be added to the section titled “The Opinions of Compellents Advisors — Opinion of Morgan Stanley — General” beginning on page 33 of the Definitive Proxy Statement.
Other Services Provided by Morgan Stanley to Compellent or Dell and the Corresponding Fees.
With respect to services that Morgan Stanley had performed for Dell since January 1, 2008, such services consisted of strategic advice that Morgan Stanley provided to Dell with respect to certain actual and/or potential mergers or acquisitions and financing and financing services that Morgan Stanley provided to Dell. Morgan Stanley’s aggregate fees received from Dell during this period were approximately $12.6 million.
With respect to services that Morgan Stanley had performed for Compellent since January 1, 2008, such services included (among others) assistance with a secondary public stock offering in 2009 (Morgan Stanley had also been the lead banker for Compellent’s initial public offering in 2007). Morgan Stanley received aggregate fees from Compellent in those two preceding years approaching (but less than) $2 million.
3. Additional disclosures, to be added to the section titled “The Opinions of Compellents Advisors — Opinion of Blackstone — Miscellaneous” on page 43 of the Definitive Proxy Statement.
Other Services Provided by Blackstone to Compellent or Dell.
During the two years prior to being retained for the Transaction, neither Compellent nor Dell retained Blackstone for any services or paid any compensation to Blackstone. Notwithstanding the foregoing, representatives of Blackstone, during those two years, in the ordinary course of their business, regularly met with or contacted representatives of Dell, Compellent and other companies in the storage technology industry and related industries to discuss, among other things, market conditions, potential strategic transactions, takeover preparedness and related strategies, and other matters relating to the companies’ products, market positioning, and prospects.